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                                                                   EXHIBIT 10.13


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                    ------------------------------------------

                                SUPPORT AGREEMENT

                    ------------------------------------------



                                      Among

                              LIFEWAY FOODS, INC.,

                            THE DANNON COMPANY, INC.,

                                       and

                               MICHAEL SMOLYANSKY


                          Dated as of December 24, 1999



================================================================================


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                                TABLE OF CONTENTS

Section                                                                     Page
                            ARTICLE I SALES SUPPORT

SECTION 1.01.  Access to Brokers and Distributors.............................1
SECTION 1.02.  Access to Marketing and Distribution Experts...................2
SECTION 1.03.  Effectiveness, Term and Termination............................2
SECTION 1.04.  Limitations on Dannon's Obligations............................4

                           ARTICLE II CONFIDENTIALITY

SECTION 2.01.  Confidentiality................................................4

                ARTICLE III NON-COMPETITION AND NO-SOLICITATION

SECTION 3.01.  Non-Competition................................................5
SECTION 3.02.  No-Solicitation................................................6

                           ARTICLE IV RESPONSIBILITY

SECTION 4.01.  Responsibility.................................................6

                           ARTICLE V INDEMNIFICATION

SECTION 5.01.  Indemnification by the Company.................................7

                         ARTICLE VI GENERAL PROVISIONS

SECTION 6.01.  Notices........................................................9
SECTION 6.02.  Headings......................................................10
SECTION 6.03.  Assignment....................................................10
SECTION 6.04.  No Third Party Beneficiaries..................................10
SECTION 6.05.  Amendment; Waiver.............................................10
SECTION 6.06.  Governing Law.................................................11
SECTION 6.07.  Counterparts..................................................11
SECTION 6.08.  Independent Contractors.......................................11



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                                SUPPORT AGREEMENT


                  SUPPORT AGREEMENT, dated as of December 24, 1999, among LIFEWAY FOODS, INC., an Illinois corporation ("Lifeway"), THE DANNON COMPANY, INC., a Delaware corporation ("Dannon") and MICHAEL SMOLYANSKY ("Mr. S").

                  WHEREAS, Dannon is a subsidiary of Danone Foods, Inc., a Delaware corporation ("Danone");

                  WHEREAS, Lifeway, Danone, Mr. S and several other stockholders of Lifeway have entered into a Stock Purchase Agreement, dated as of October 1, 1999 (the "Stock Purchase Agreement"), providing for the acquisition by Danone of 647,767 shares of common stock, no par value ("Common Stock"), of Lifeway. Capitalized terms used and not defined herein are used herein as defined in the Stock Purchase Agreement;

                  WHEREAS, Danone has also acquired an additional 215,922 shares of Common Stock through privately negotiated transactions (such shares of Common Stock, together with the 647,767 shares of Common Stock acquired by Danone pursuant to the Stock Purchase Agreement, being hereinafter referred to as the "Investment");

                  WHEREAS, Lifeway, Danone, Mr. S and several other stockholders of Lifeway have also entered into a Stockholders' Agreement, dated as of October 1, 1999, as amended by a Letter Agreement, dated as of December 24, 1999, among Danone, Lifeway and several other stockholders of Lifeway (the "Stockholders' Agreement"); and

                  WHEREAS, in connection with the Investment, Dannon has agreed to permit Lifeway to have access to Dannon's regular sales brokers and distributors within the United States and to provide certain other marketing and distribution support services, in each case subject to the terms and conditions specified below.

                  NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:


                                    ARTICLE I
                                  SALES SUPPORT

                  SECTION 1.01. Access to Brokers and Distributors. (a) Dannon shall, if requested by Lifeway in writing, use commercially reasonable efforts to waive any exclusivity arrangement with any of Dannon's regular sales brokers and distributors of dairy products within the United States if such arrangement would, without such waiver, prevent the


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distribution by such sales brokers or distributors of products manufactured by
Lifeway that are identified in such request. Any such waiver shall only apply to products of Lifeway that (i) are identified in such written request and (ii) the sale of which, in the sole discretion of Dannon, could not have a material adverse impact on the sales of part or all of any product, category of products or brand of Dannon or any of its Affiliates. Upon the expiration or termination of this Agreement, Dannon may revoke any such waiver. For purposes of this Agreement, "Affiliate" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

                  (b) Dannon shall provide Lifeway with a current list and contact details of Dannon's regular sales brokers and distributors of dairy products in the United States as soon as reasonably practicable following receipt by Dannon of a written request from Lifeway to do so.

                  (c) Lifeway may provide Dannon's regular sales brokers and distributors of dairy products in the United States with a letter mentioning this Support Agreement and the support arrangements detailed hereunder. Any such letter must be submitted to Dannon prior to its use and may not be used without Dannon's prior written approval.

                  SECTION 1.02. Access to Marketing and Distribution Experts. Each party, at the request of the other, shall make certain of its employees with relevant experience available to answer questions posed by the requesting party with respect to distribution and marketing (the "Consultation Services"); provided, however, that the party providing Consultation Services shall not be obliged to provide more than an aggregate of three hours of such Consultation Services per fiscal quarter. All travel and out-of pocket expenses (if any) incurred by or on behalf of either party, its Affiliates or its employees in connection with providing Consultation Services shall be reimbursed by the party that requested the services. Each party acknowledges and agrees that the Consultation Services shall be provided to the requesting party in accordance with the provisions of this Section 1.02 for use by the requesting party at its own risk and sole discretion and neither party makes any representation, guaranty or warranty of any kind as to the effect that such Consultation Services may have on the sales or profits of the requesting party.

                  SECTION 1.03.  Effectiveness, Term and Termination.

                  (a) Effectiveness. This Agreement shall have no effect and the parties hereto shall have no obligation until Danone shall have acquired 20% (on a Fully Diluted Basis) of the issued and outstanding shares of Common Stock of Lifeway.


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                                       3


                  (b) Term. Unless earlier terminated in accordance with paragraph (c) or (d) of this Section 1.03, or unless otherwise agreed to in writing by the parties hereto, the term of this Agreement ("Term") shall be three years from the date hereof, renewable annually thereafter upon mutual agreement between the parties hereto, for successive one year terms.

                  (c) Termination for Breach.

                           (i) If either Lifeway or Mr. S shall fail to perform
                  or shall default in the performance of any provision of this Agreement, the Stock Purchase Agreement, the Stockholders' Agreement or the Stock Purchase Agreement, dated as of December 24, 1999, between Danone and Michael Smolyansky (the "Smolyansky Stock Purchase Agreement") and if such failure or default shall continue for 15 Business Days after receipt by Lifeway or Mr. S of written notice of such failure or default, and such failure or default is not cured within such 15-day period, then Dannon may terminate this Agreement with immediate effect.

                           (ii) If Dannon shall fail to perform or shall default
                  in the performance of any provision of this Agreement, the Stock Purchase Agreement, the Stockholders' Agreement or the Smolyansky Stock Purchase Agreement and if such failure or default shall continue for 15 Business Days after receipt by Dannon of written notice of such failure or default, and such failure or default is not cured within such 15-day period, then Lifeway or Mr. S may terminate this Agreement with immediate effect.

                  (d) Termination for Other Events. Either Lifeway or Dannon may terminate this Agreement upon the occurrence of any of the following events:

                           (i) the liquidation or insolvency of the other party,
                  or the appointment (subject to the provisions of clause (ii) of this paragraph (d)) of an administrator, receiver, administrative receiver, trustee or other custodian acting to protect the interests of any creditor or class of creditors over all or a substantial part of the assets of the other party; or

                           (ii) the commencement of involuntary bankruptcy
                  proceedings which remain undismissed for a period of at least 60 days with respect to, or of voluntary bankruptcy proceedings filed by, the other party.

                           (iii) at any time Danone beneficially owns less than
                  20% of the outstanding shares of Common Stock (on a Fully Diluted Basis);


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                           (iv) at any time if a Person, or any Affiliate of
                  such Person is, engaged in (x) the business of producing or selling any type of yogurt (set, blended or drinkable) or (y) the dairy business, the health food business or the business of producing or distributing food products containing pharmaceutical ingredients or any other business conducted by Danone (in each case, a "Competitor"), beneficially owns more than 5% of the issued and outstanding shares of Lifeway (on a Fully Diluted Basis);

                           (v) at any time if Lifeway sells all or substantially
                  all of its assets or merges or consolidates with and into another Person; or

                           (vi) at any time if an employee, director or designee
                  of a Competitor is elected to the board of directors, or is employed as an officer, of Lifeway.

                  SECTION 1.04.  Limitations on Dannon's Obligations.

                  (a) Dannon and its Affiliates will not be obligated to (i) hire additional or different personnel, replace retiring or otherwise disassociated personnel, or acquire additional resources or assets, or take any other actions, in each case in order to provide the Consultation Services to Lifeway pursuant to this Agreement or (ii) provide the Consultation Services to Lifeway where such services are provided directly or indirectly for the benefit of any person other than Lifeway or where the Consultation Services are used by Lifeway other than in the ordinary course of business.

                  (b) Other than the waiver of exclusivity arrangements pursuant to Section 1.01 hereof, Lifeway shall not require any further action by Dannon to give access to brokers and distributors.


                                   ARTICLE II
                                 CONFIDENTIALITY

                  SECTION 2.01. Confidentiality. During the term of this Agreement and for a period of three years after the expiration or termination of this Agreement, unless disclosed pursuant to judicial or administrative process or disclosed in an action or proceeding brought by a party hereto in pursuit of its rights or in exercise of its remedies hereunder, all information that is disclosed by a party under the provisions of this Agreement, whether written or oral and whether contained in blueprints, drawings, written reports, letters or memoranda, or notes made by employees, or acquired by employees from observation or any other activities of a party related to the performance of this Agreement, shall be held in strict


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confidence by the party receiving such information (the "Receiving Party"), and shall not be used by the Receiving Party for any purpose other than the performance of the terms of this Agreement.


                                   ARTICLE III
                       NON-COMPETITION AND NO-SOLICITATION

                  SECTION 3.01.  Non-Competition.

                  (a) During the term of this Agreement and for a period of three years after the expiration or termination of this Agreement, neither Lifeway nor Mr. S shall directly or indirectly engage in the business of producing or selling any type of yogurt (set, blended or drinkable), fromage frais, Italian style cheese, chilled desserts or any soy-based products, other than drinkable yogurts, chilled desserts and soy-based products which are currently being produced and sold by Lifeway as of the date of this Agreement and listed on Schedule A attached hereto, or which are Kefir based, in the United States of America or, directly or indirectly, engage in the business of producing any type of yogurt (set, blended or drinkable) fromage frais, Italian style cheese, chilled desserts or any soy-based products in Europe (including, without limitation, Western European countries, Eastern European countries and the successor countries formerly constituting the U.S.S.R.), in each case whether as a proprietor, partner, joint venturer, employer, agent, employee, consultant, officer or beneficial or record owner of more than one percent of the stock of any corporation or association of any nature which is engaged in such business. For purposes of this Section 3.01, "fromage frais" does not include cheese products which are currently being produced and sold by the Company as of the date of this Agreement under the name "Farmers Cheese" (or other similar cheese products currently being produced by the Company as of the date of this Agreement) and listed on Schedule A attached hereto. Also, for purposes of this Section 3.01, "Italian style cheese" is defined to mean mozzarella, mascarpone, ricotta, gorgonzola, bel paese, crema bel paese, provolone, taleggio and such other similar types of cheese.

                  (b) During the term of this Agreement and for a period of three years after the expiration or termination of this Agreement, Dannon and its Affiliates shall not directly or indirectly engage in the business of producing or selling Kefir-based products in the United States of America, whether as a proprietor, partner, joint venturer, employer, agent, employee, consultant, officer or beneficial or record owner of more than one percent of the stock of any corporation or association of any nature which is engaged in such business.


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                                       6


                  (c) In the event that the agreements in this Section 3.01 shall be determined by any court of competent jurisdiction to be unenforceable by reason of their extending for too great a period of time or over too great a geographical area or by reason of their being too extensive in any other respect, they shall be interpreted to extend only over the maximum period of time for which they may be enforceable and/or over the maximum geographical area as to which they may be enforceable and/or to the maximum extent in all other respects as to which they may be enforceable, all as determined by such court in such action.

                  SECTION 3.02. No-Solicitation. Each party hereto agrees that, without the prior written consent of the other party, it will not during the term of this Agreement and for a period of two years from the expiration or termination of this Agreement directly or indirectly solicit for employment or employ any person who is now or who becomes or who has been within the past six months employed by the other party or any of its Affiliates; provided, however, that neither party shall be prohibited from employing any such person who contacts such party on his or her own initiative and without any direct or indirect solicitation by such party.


                                   ARTICLE IV
                                 RESPONSIBILITY

                  SECTION 4.01. Responsibility. Nothing in this Agreement shall be construed as:

                  (a) an assumption by Dannon or any of its Affiliates of any obligation to increase the sales or profits of Lifeway or otherwise to assume responsibility for the operations of Lifeway;

                  (b) an assumption by Dannon or any of its Affiliates of any obligation (financial or otherwise) of Lifeway;

                  (c) the creation of any relationship of employment between Lifeway and employees or consultants of Dannon or any of its Affiliates;

                  (d) an assumption by Dannon or any of its Affiliates of any responsibility for the work performed by Lifeway or any outside suppliers employed directly by Lifeway or any of its Affiliates at the suggestion or recommendation of Lifeway;

                  (e) the delegation of any function or authority of Lifeway; or


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                  (f) creating or giving rise to any liability on the part of
         Dannon or any of its Affiliates for any third party claim arising out of the conduct by Lifeway of its business or arising out of or relating to the quality of Lifeway's products.


                                    ARTICLE V
                                 INDEMNIFICATION

                  SECTION 5.01. Indemnification by the Company.

                  (a) Dannon, its Affiliates and its successors and assigns and the officers, directors, employees and agents of Dannon, its Affiliates and its successors and assigns shall be indemnified and held harmless by Lifeway for any and all Liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, attorneys' and consultants' fees and expenses) actually suffered or incurred by them (including, without limitation, any Action brought or otherwise initiated by any of them) (hereinafter a "Loss"), arising out of or resulting from the breach of any representation, covenant or agreement by Lifeway or Mr. S contained in this Agreement or arising out of or resulting from any claim or cause of action brought by any third party (i) relating to the performance of this Agreement by any party hereto or (ii) relating to the quality of Lifeway's products or any claims made by Lifeway, its officers or employees, with respect thereto. To the extent that Lifeway's undertakings set forth in this Section 5.01(a) may be unenforceable, Lifeway shall contribute the maximum amount that it is permitted to contribute under applicable Law to the payment and satisfaction of all Losses incurred by Dannon, its Affiliates or its successors and assigns or the officers, directors, employees and agents of Dannon, its Affiliates or its successors and assigns.

                  (b) An indemnified party shall give Lifeway notice of any matter which an indemnified party has determined has given or could give rise to a right of indemnification under this Agreement, within 60 days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided, however, that the failure to provide such notice shall not release Lifeway from any of its obligations under this Article V except to the extent Lifeway is materially prejudiced by such failure and shall not relieve Lifeway from any other obligation or Liability that it may have to any indemnified party otherwise than under this Article V.

                  (c) The obligations and Liabilities of Lifeway under this
         Article V with respect to Losses arising from claims of any third party which are subject to the


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         indemnification provided for in this Article V ("Third Party Claims")
         shall be governed by and contingent upon the following additional terms and conditions: if an indemnified party shall receive notice of any Third Party Claim, the indemnified party shall give Lifeway notice of such Third Party Claim within 60 days of the receipt by the indemnified party of such notice; provided, however, that the failure to provide such notice shall not release Lifeway from any of its obligations under this Article V except to the extent Lifeway is materially prejudiced by such failure and shall not relieve Lifeway from any other obligation or Liability that it may have to any indemnified party otherwise than under this Article V. If Lifeway acknowledges in writing its obligation to indemnify the indemnified party hereunder against any Losses that may result from such Third Party Claim, then Lifeway shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the indemnified party within ten days of the receipt of such notice from the indemnified party; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the indemnified party, in its reasonable discretion, for the same counsel to represent both the indemnified party and Lifeway, then the indemnified party shall be entitled to retain its own counsel at the expense of Lifeway. In the event Lifeway exercises the right to undertake any such defense against any such Third Party Claim as provided above, the indemnified party shall cooperate with Lifeway in such defense and make available to Lifeway, at Lifeway's expense, all witnesses, pertinent records, materials and information in the indemnified party's possession or under the indemnified party's control relating thereto as is reasonably required by Lifeway. Similarly, in the event the indemnified party is, directly or indirectly, conducting the defense against any such Third Party Claim, Lifeway shall cooperate with the indemnified party in such defense and make available to the indemnified party, at Lifeway's expense, all such witnesses, records, materials and information in Lifeway's possession or under Lifeway's control relating thereto as is reasonably required by the indemnified party. No such Third Party Claim may be settled by Lifeway without the prior written consent of the indemnified party; provided, however, that Lifeway may settle such Third Party Claim without the prior written consent of the indemnified party if such settlement includes a full release of the indemnified party from such Third Party Claim.

                  (d) The obligations of the parties under this Article V shall survive the termination of this Agreement.


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                                       9


                                   ARTICLE VI
                               GENERAL PROVISIONS

                  SECTION 6.01. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by cable, by telecopy, by telegram, by telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6.01):

                  (a)      if to Lifeway or Mr. S:

                           Lifeway Foods, Inc.
                           6431 W. Oakton
                           Morton Grove, IL  60053
                           Telecopy:  (847) 967-6558
                           Attention:  Michael Smolyansky

                           and a copy to:

                           Futro & Trauernicht LLC
                           1401 17th Street, 11th Floor
                           Denver, CO  80202
                           Fax:  (303) 295-1563
                           Attention:  Peter G. Futro, Esq.

                  (b)      if to Dannon:

                           The Dannon Company, Inc.
                           120 White Plains Road
                           Tarrytown, New York  10591
                           Telecopy:  (914) 366-2865
                           Attention:  General Counsel

                           and a copy to:

                           Groupe Danone
                           8 rue de Teheran
                           75381 Paris Cedex 08
                           Fax:  33-1-44-352-554
                           Attention:  General Counsel
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                                       10



                           and a copy to:

                           Groupe Danone
                           8 rue de Teheran
                           75381 Paris Cedex 08
                           Fax:  33-1-44-352-097
                           Attention:  Director of Corporate Development

                           and a copy to:

                           Shearman & Sterling
                           599 Lexington Avenue
                           New York, New York  10022
                           Fax:  (212) 848-7179
                           Attention:  John J. Madden, Esq.

                  SECTION 6.02. Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

                  SECTION 6.03. Assignment. This Agreement shall not be assigned by any party without the express written consent of the other parties (which consent may be granted or withheld in the sole discretion of such other parties); provided, however, that Dannon may assign its rights and obligations hereunder to one or more of its Affiliates.

                  SECTION 6.04. No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person (including, without limitation, any of Dannon's brokers or distributors) any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

                  SECTION 6.05. Amendment; Waiver.

                  (a) This Agreement may not be amended or modified, and no obligation or right hereunder may be waived, except by an instrument in writing signed by the parties hereto.

                  (b) No failure or delay on the part of a party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The remedies provided for herein are cumulative and are not exclusive of any remedies provided by law or available at equity.


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                                       11


                  SECTION 6.06. Governing Law. This Agreement shall be governed by the laws of the State of Illinois.

                  SECTION 6.07. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                  SECTION 6.08. Independent Contractors. No agency, partnership, fiduciary relationship, or joint venture is established by this Agreement. Neither Lifeway or Mr. S with respect to Dannon, nor Dannon with respect to Lifeway or Mr. S, shall enter into, incur liabilities, or hold itself out to third parties as having the authority to enter into and incur any contractual obligations, expenses or liabilities on behalf of the other.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement, in the case of Mr. S individually, and, in the case of Lifeway and Dannon, by their respective duly authorized representatives as of the date first above written.


                                            LIFEWAY FOODS, INC.


                                            By: /s/ Michael Smolyansky
                                               -------------------------------
                                                 Name: Michael Smolyansky
                                                 Title: President


                                            THE DANNON COMPANY, INC.


                                            By: /s/ Michael Harrison
                                               -------------------------------
                                                 Name: Michael Harrison
                                                 Title: a Vice President



                                                    By: /s/ Michael Smolyanksy
                                                        ------------------------
                                                 Name:  Michael Smolyansky